Exhibit 99.1

FIRST FEDERAL CAPITAL CORP

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned, revoking any proxy heretofore given, hereby appoints Bradford R. Price and      as Proxies, each with full power of substitution, for and in the name of the undersigned, to vote, as designated below, all shares of the common stock of First Federal Capital Corp registered in the name of the undersigned at the close of business on     , 2004, at a Special Meeting of Shareholders to be held on     , 2004, or at any adjournments thereof, on the following matters more fully described in the Notice of and Proxy Statement for such Special Meeting.

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

1.	A proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 27, 2004, between Associated Banc-Corp and First Federal Capital Corp, and each of the transactions contemplated thereby.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Any proposal to adjourn the Special Meeting to a later date to permit further solicitation of proxies if an insufficient number of shares is present in person or by proxy at the Special Meeting to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 2004, BY AND BETWEEN ASSOCIATED BANC-CORP AND FIRST FEDERAL CAPITAL CORP AND FOR ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING AS DESCRIBED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR BEST JUDGMENT. AT PRESENT, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Date

Signature(s)

Note: Please sign name exactly as it appears on this proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.